POLICY NUMBER:  859-62-16


AMERICAN INTERNATIONAL COMPANIES

CATASTROPHIC EQUITY PROTECTION INSURANCE


AIU Insurance Company				          X Illinois National Insurance Company
American Global Insurance Company		National Union Fire Insurance Company
                                   of Pittsburgh, Pa.
Granite State Insurance Company			 National Union Fire Insurance Company
                                   of Louisiana
New Hampshire Insurance Company		  Birmingham Fire Insurance Company
                                   of Pennsylvania
American Home Assurance Company

(each of the above being a capital stock company)


DECLARATIONS

ITEM 1.
NAMED CORPORATION                 INSO CORPORATION

MAILING ADDRESS IN                330 N. WABASH, 15TH FLOOR
ILLINOIS                          CHICAGO, ILLINOIS 60611

JURISDICTION OF
INCORPORATION OF THE
NAMED CORPORATION:                DELAWARE



ITEM 2.
POLICY PERIOD:                   From:  September 29, 1999
                                 To:  September 29, 2000
                                 (12:01 A.M. at the address
                                 stated in Item 1.)

ITEM 3.
RETENTION:                       $1,000,000 (See Clause #2.)

ITEM 4

PREMIUM:                         See Clause #4.

ITEM 5.
NAME AND ADDRESS OF INSURER ("Insurer"):
(This Agreement is issued only by the insurance company indicated below.)

Illinois National Insurance Company
c/o Loss Mitigation Unit
175 Water Street, 11th Floor
New York, New York 10038


IN WITNESS WHEREOF, the Insurer has caused this Insurance
Agreement to be signed on the Declarations Page, by a duly authorized representative of the Insurer.




/s/ Augustin Formoso
----------------------------
Augustin Formoso

AUTHORIZED REPRESENTATIVE







CATASTROPHIC EQUITY PROTECTION INSURANCE AGREEMENT

This Catastrophic Equity Protection Insurance Agreement is made and entered into as of the 29th day of September, 1999 by the Named Corporation and the Insurer.

WHEREAS, the Named Corporation and certain of its directors and officers (the "Individual Defendants") are defendants in one or more of the Actions (as hereinafter defined); and

WHEREAS, the Named Corporation wishes to protect itself and its parents, subsidiaries and affiliates (together with the Named Corporation collectively the "Company") against a diminution in each of its shareholders equity which may result from the Actions;

NOW, THEREFORE, in consideration of the payment of premium as hereinafter stated in Clause #4, the Named Corporation and the Insurer agree as follows:

1.   	INSURING AGREEMENT

The Insurer shall pay on behalf of the Company and the Individual Defendants all Loss (as hereinafter defined) arising out of or in connection with the Actions.

2. 	DEFINITIONS

"Actions" shall mean Michael Abramsky, et al. v. Inso Corp., et al. [In re Inso Corp Securities Litigation], Civil Action No. 99-CV-10193 (2/1/99) in the United States District Court for the District of Massachusetts (the "Pending Action"), all actions that have been or will be consolidated therewith and all actions brought by any persons who are within the definitions of the classes alleged in the foregoing who shall opt out of any of such classes. "Actions" shall not include any Securities and Exchange Commission or other administrative or regulatory claims or investigations.



"Defense Costs" shall mean defense fees and expenses incurred by or consented to by the Insurer (including premiums for any appeal bond, attachment bond or similar bond), defense fees and expenses of counsel designated by the Insurer, and court costs which result solely from the investigation, adjustment, defense and appeal of any or all of the Actions; provided, however, "Defense Costs" shall not include salaries and other compensation and the expenses of any current, former or future directors, officers or employees of the Company or any of its affiliates (other than costs of legal representation in connection with the Actions) and shall not include any of the foregoing items actually incurred (whether or not billed) prior to the inception of the Policy Period. The Insurer agrees that it shall not unreasonably withhold or delay its consent hereunder, and further agrees that such consent shall be presumed to be given with respect to any fees and expenses of Hale and Dorr and any counsel designated by the Insurer.

"Individual Defendants" shall mean all current or former directors, officers and employees of the Company who have been or shall be named as defendants in the Actions.

"Insureds" shall mean the Company and the Individual
Defendants.

"Loss" shall mean the amount determined by the application of the following formula:

A-B=C

in which	"A" is the aggregate amount of all Defense Costs,
damages, settlements or final judgments incurred in the Actions payable by the Insureds, whether in satisfaction of their own obligations to any claimant or any indemnification obligation to other defendants in the Actions, including fines, penalties and exemplary or punitive damages;

"B" is the amount of the Retention set forth in
Item 3 of the Declarations which represents the amount of the Loss which remains the responsibility of the Insureds; and

"C" is the aggregate amount of Loss.

3.	DEFENSE, SETTLEMENTS, JUDGMENTS

The Insurer shall have the exclusive right and obligation to assume the defense of the Actions, to control the strategy for defense in the Actions and to negotiate directly with all parties involved in the Actions and control the terms of any settlement of the Actions. In addition, the Named Corporation shall cause the defendants in the Actions to consent to the Insurer having the right to assume the defense of the Actions, to control the strategy for defense in the Actions, and to negotiate directly with all parties involved in the Actions and control the terms of any settlement of the Actions. Anything in this Clause #3 to the contrary notwithstanding, the Insurer hereby agrees to the continued retention of Hale and Dorr as defense counsel in the Actions; provided, however, that in the event representation of all defendants in the Actions would create a conflict of interest for any one law firm, the defendants shall retain as defense counsel in the Actions such additional law firm(s) as shall be designated by the Insurer.

The Named Corporation shall cause the defendants in the Actions not to admit or assume any liability, enter into any settlement agreement or stipulate to any judgment in connection with the Actions without the prior written consent of the Insurer. Only Loss in connection with those settlements or stipulated judgments which have been consented to by the Insurer shall be payable by the Insurer to the Company under the terms of this Agreement.

The Named Corporation shall and shall cause the defendants in the Actions to give the Insurer full cooperation and such information as it may require in connection with the defense of the Actions.

The Named Corporation shall and shall cause the defendants in the Actions to consent to any settlement of the Actions recommended by the Insurer. In the event that such consent of all defendants is not obtained for a settlement which otherwise would have been agreed to by lead plaintiffs' counsel, the liability of the Insurer for Loss under this Agreement shall not exceed the amount it would have paid if such settlement had been completed; provided, however, that the foregoing provision shall not apply to any settlement which contains non-monetary remedies.

The Insurer shall have the right to cause the Actions to be tried to judgment and to take all appeals from any adverse judgment and shall cause defense counsel to advise the Named Corporation of any significant developments or strategies relating to the Actions.

The Insureds and the Insurer shall maintain the confidentiality of the issuance and provisions of this Agreement to the extent permitted by law and except to the extent disclosure hereof is necessary to enforce the provisions hereof. Except for the press release set forth as Exhibit A hereto, which the Insureds may issue upon the effectiveness of this Agreement, and except for the disclosure regarding this Agreement required to be made by the Named Corporation with the Securities and Exchange Commission, the Insureds and the Insurer shall not, and shall cause the defense counsel not to, issue any press release or make any statements relating to the Actions without the prior written consent of the Insurer in the case of the Insureds and the Named Corporation in the case of the Insurer. Any provision herein to the contrary notwithstanding, nothing in this clause shall prohibit the Insureds and the Insurer from disclosing information about any or all of the Actions if legally required to do so, or from disseminating information regarding this Agreement which has already been properly disclosed hereunder subject to the condition that such subsequent dissemination shall be no broader than the prior disclosure. No written consent required hereunder shall unreasonably be withheld or delayed.

4.	PREMIUM

This agreement is a binding agreement of the parties effective upon execution. The Company shall pay the Insurer a premium of Fifteen Million Five Hundred Twenty-Nine Thousand Seven Hundred Ninety-Four Dollars (US$15,029,794) in two installments, which premium shall be fully earned upon execution of this Agreement. The first such installment shall be in the amount of Seven Million Five Hundred Thousand Dollars (US$7,500,000) and shall be paid by wire transfer no later than 5:00 pm (New York time) on September 29, 1999. The second such installment shall be in the amount of Seven Million Five Hundred Thousand Seven Hundred Ninety-Four Dollars (US$7,529,794) and shall be paid no later than 5:00 pm (New York time) on October 29, 1999. Coverage shall be void "ab initio" (from the beginning) if the Insurer does not receive both installments of the premium at or before the respective times and on or before the respective dates set forth above in this Clause #4.

This Agreement shall be non-cancelable by the Named
Corporation or the Insurer (except for nonpayment of the premium in accordance with this Clause #4). The Insurer's liability for paying Loss for the Actions shall survive the expiration of the Policy Period (as a claims made and reported policy) even if the Actions are not resolved prior to such expiration.


5.	SUBROGATION

In the event of any payment of Loss under this Agreement, the Named Corporation shall, and shall cause the defendants in the Actions to: (i) assign to the Insurer all of their respective rights of recovery against any other person or entity for loss incurred by the defendants arising out of the Actions, and (ii) execute all papers required and do everything that may be necessary to secure such rights, including but not limited to the execution of such documents necessary to enable the Insurer to effectively bring suit in the name of such defendants. Notwithstanding anything in this Agreement to the contrary, the Insurer shall not be entitled to any rights of recovery against any or all of the Company or any of its respective directors, officers, partners, employees or affiliates, directly or indirectly, nor shall this Clause #5 apply with respect to claims against the Named Corporation's outside attorneys or outside certified public accountants.

6.	ASSIGNMENT

Neither this Agreement nor any of the rights or obligations hereunder are assignable by either party hereto without the prior written consent of the other party hereto; provided, however, that in the event the Named Corporation shall consolidate with or merge into or sell all or substantially all of its assets to any other person or entity or group of persons or entities acting in concert or any person or entity or group of persons or entities acting in concert shall acquire an amount of the outstanding securities representing more than 50% of the voting power for the election of directors of the Named Corporation or acquires the voting rights of such an amount of securities, then the Insurer shall be deemed to have provided its written consent to the assignment of the Named Corporation's rights and obligations hereunder to such person or entity or group of persons or entities acting in concert. Except as set forth in this Clause #6, the rights hereunder shall inure only to the benefit of the Insureds and the Insurer, and no other person or entity shall be deemed a beneficiary thereof.

7.	ARBITRATION

It is hereby understood and agreed that all disputes or differences which may arise under or in connection with this Agreement, including any determination of the amount of Loss, shall be submitted to the American Arbitration Association under and in accordance with its then prevailing commercial arbitration rules. The arbitrators shall be chosen in the manner and within the time frames provided by such rules. If permitted under such rules, the arbitrators shall be three disinterested individuals having knowledge of the legal, corporate management or insurance issues relevant to the matters in dispute.

Notwithstanding the mailing address set forth in Item 1 of the Declarations, any such arbitration shall take place in Boston, Massachusetts and the internal laws of the Commonwealth of Massachusetts shall govern the construction and interpretation of the provisions of this Agreement without giving effect to the principles of conflict of laws thereof; provided, however, that the terms, conditions, provisions and exclusions of this Agreement are to be construed in an evenhanded fashion as between the parties, including without limitation, where the language of this Agreement is alleged to be ambiguous or otherwise unclear, the issue shall be resolved in the matter most consistent with the relevant terms, conditions, provisions or exclusions of the policy (without regard to the authorship of the language or the doctrine of reasonable expectation of the parties and without any presumption or arbitrary interpretation or construction in favor of either party or parties) and in accordance with the intent of the parties.

The written decision of the arbitrators shall be provided to both parties and shall be binding on them. The arbitrators' award shall not include punitive or exemplary damages except to the extent recoverable as Loss, or, unless otherwise decided by the arbitrators, costs or attorneys' fees. Each party shall bear its respective legal and other costs incurred in connection with the arbitration and, except as specifically provided herein, the parties shall bear equally the fees and expenses of the American Arbitration Association and the arbitrators.

The decision of the arbitrators shall be enforceable in any court having jurisdiction over the party against whom the award was rendered.

8.	NOTICES

All notices under this Agreement shall be in writing and delivered by hand, sent by overnight courier or sent by telecopier to the following persons:
For the Insurer:

Michael Mitrovic
President
A.I. Management and Professional Liability Claims
Adjusters
175 Water Street
11th Floor
New York, NY  10038

Tel: 212-458-1571
Fax: 212-425-0296

With a copy to:

Richard George
D'Amato & Lynch
70 Pine Street
New York, NY 10279

Tel:  (212) 269-0927
Fax: (212)  269-3559


For the Named Corporation:


	Stephen O. Jaeger
31 James Street, 11th Floor
Boston, Massachusetts 02116

	Tel:  (617) 753 6500
	Fax:  (617) 753 6666

With copies to:

Jonathan P. Levitt
31 James Street, 11th Floor
Boston, Massachusetts 02116

Tel:  (617) 753 6500
Fax:  (617) 753 6666

and

	Jeffrey B. Rudman
Hale and Dorr
60 State Street
Boston, Massachusetts 02109

	Tel: (617) 526 6912
	Fax: (617) 526 5000

9.	MISCELLANEOUS

The descriptions in the headings of this Agreement are solely for convenience, and form no part of the terms and conditions of coverage. This Agreement is the entire agreement between the parties with respect to its subject matter, and supersedes any prior oral or written communications between the parties, including without limitation any term sheet or binder agreement. This
Agreement may only be amended by a writing signed by both parties.

IN WITNESS WHEREOF, the Named Corporation and the Insurer have caused this Agreement to be signed by, in the case of the Named Corporation, its Chief Executive Officer and, in the case of the Insurer, its Vice President.
INSO CORPORATION

					By /s/ Stephen O. Jaeger
						------------------
						Stephen O. Jaeger
					 Chief Executive Officer


 ILLINOIS NATIONAL INSURANCE
COMPANY

By /s/ Augustin Formoso
       ------------------
       Augustin Formoso
       Vice President


EXHIBIT A - Press Release

INSO PRESS CONTACT:
Bruce G. Hill
Vice President, Business Development
Telephone: 617/753-6542
E-mail:  bhill@inso.com

For Immediate Release

Inso Corporation Removes Shareholder Litigation Liability

PURCHASES INSURANCE COVERAGE ENSURING THAT CLASS ACTION
LITIGATION PRESENTS NO MATERIAL ADVERSE FINANCIAL RISK TO THE
COMPANY

BOSTON, MA, September 30, 1999 - Inso Corporation (NASDAQ: INSO) announced today that it has entered into an insurance agreement with a major AAA-rated insurance carrier pursuant to which the insurance carrier will assume complete financial responsibility for the defense and ultimate resolution of the securities class action litigation initially filed in February 1999 on behalf of certain purchasers of the Company's common stock.

Stephen O. Jaeger, Chief Executive Officer and Chairman of the Board of Inso Corporation, said: "This is an important development for Inso. We can move forward with the certainty that the class action litigation no longer presents a material adverse financial risk to the Company. Equally significant is the removal of the distraction from this litigation on our business continuity."

The Company expects to take a net charge against earnings of approximately $14,000,000 in the third fiscal quarter ending October 31, 1999. This charge includes professional fees, other expenses incurred to date in connection with the class action litigation, and premium costs for the insurance agreement, less recovery under the Company's existing insurance policy. The Company expects that all future costs to defend and resolve the class action litigation will be covered by the insurance agreement.

About Inso Corporation
Inso Corporation is a leading provider of solutions for the management, exchange and dynamic delivery of critical business information. Inso's award-winning technology enables large corporations to manage, exchange and publish all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com.

This release contains forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause the Company's actual results to differ materially from those forecasted or projected in such forward-looking statements. A discussion of a number of these assumptions, risks and factors is contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and in the Company's other filings with the Securities and Exchange Commission.